Exhibit 10.1

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION

LOAN AND SECURITY AGREEMENT

THIS SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of April 16, 2019, between SILICON VALLEY BANK, a California corporation with a loan production office located at 505 Howard Street, 3rd Floor, San Francisco, California 94105 (“Bank”), and ACHAOGEN, INC., a Delaware corporation and a debtor and a debtor in possession (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  The parties agree as follows:

1.ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Notwithstanding the foregoing, except as otherwise specifically set forth herein, all financial covenant calculations (if any) shall be computed with respect to Borrower only, and not on a consolidated basis. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Uniform Commercial Code to the extent such terms are defined therein.

2.LOAN AND TERMS OF PAYMENT

2.1Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1Term Loan Advances.

(a)Availability.  Subject to the terms and conditions of this Agreement, subject to the entry of the Interim DIP Order, Bank shall make term loan advances (each a “Initial Term Loan Advance” and collectively, the “Initial Term Loan Advances”) to Borrower in an original principal amount not to exceed the Initial Term Loan Commitment on an aggregate basis.  Subject to the terms and conditions of this Agreement, from and after the entry of the Final DIP Order, Bank shall make term loan advances (each a “Final Term Loan Advance” and collectively, the “Final Term Loan Advances”, and together with the Initial Term Loan Advances, each a “Term Loan Advance” and collectively, the “Term Loan Advances”) to Borrower; provided that Fifteen Million Dollars ($15,000,000.00) of the Term Loan Advances shall be used to repay in full Borrower’s outstanding obligations and liabilities to Bank under the Prior Loan Agreement (including without limitation, all Bank Expenses, fees, and accrued interest) (collectively, the “Prior Obligations”) upon entry of the Final DIP Order; provided, further, that the Term Loan Advances (including the amounts used to repay the Prior Obligations in full) shall not exceed the Commitment.  Borrower may request up to one (1) Term Loan Advance in each week, which Term Loan Advance shall be in an amount not to exceed the Borrower’s expenses shown in the Budget for such week.  After repayment, the Term Loan Advances (or any portion thereof) may not be reborrowed.  The aggregate amount of the Term Loan Advances made prior to the entry of the Final DIP Order shall not exceed the Initial Term Loan Commitment.  Borrower hereby authorizes Bank to apply Fifteen Million Dollars ($15,000,000.00) of the Term Loan Advances to the Prior Obligations as part of the funding process upon entry of the Final DIP Order without actually depositing such funds into an account of Borrower.  Notwithstanding anything to the contrary contained in this Agreement or any Financing Order, under no circumstances shall Bank make Term Loan Advances exceeding Ten Million Dollars ($10,000,000) in the aggregate except in connection with the repayment of the Prior Obligations following the entry of the Final DIP Order.

(b)Interest Payments.  Commencing on May 1, 2019, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest on the principal amount of the Term Loan Advances at the rate set forth in Section 2.2(a).

(c)Repayment.  All outstanding principal and accrued and unpaid interest under the Term Loan Advances, and all other outstanding Obligations with respect to the Term Loan Advances, are due and payable in full on the Term Loan Maturity Date.  Upon the occurrence of the Term Loan Maturity Date, subject to the funding and/or payment of the Carve Out, KEIP/KERP Plan Amount and Wind Down Amount, all Obligations and Prior Obligations shall paid in full, in cash, on a final and indefeasible basis, subject to the provisions of the Financing Order.

Exhibit 10.1

(d)Permitted Prepayment of Term Loan Advances.  Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advances advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay the Term Loan Advances at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, plus (B) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts, plus (C) the Term Loan Commitment Fees.

(e)Mandatory Prepayment Upon an Acceleration.  If the Term Loan Advances are accelerated following the occurrence and during the continuance of an Event of Default, subject to the funding and/or payment of the Carve Out and KEIP/KERP Plan Amount, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest, plus (ii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts, plus (iii) the Term Loan Commitment Fees.

2.2Payment of Interest on the Credit Extensions.

(a)Interest Rate.  Subject to Section 2.2(b), the principal amount outstanding under each Term Loan Advance shall accrue interest at a floating per annum rate equal to the Prime Rate plus five and one half percent (5.5%), which interest shall be payable monthly in accordance with Section 2.2(d) below.

(b)Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percent (4.0%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase.  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)Payment; Interest Computation.  Interest is payable monthly on the Payment Date and shall be computed on the basis of a 360-day year for the actual number of days elapsed.  In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.3Term Loan Commitment Fees; Bank Expenses.  Borrower shall pay to Bank:

(a)Term Loan Commitment Fees.  The Bank shall be entitled to receive the following commitment fees: (i) a non-refundable commitment fee of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Initial Term Loan Commitment Fee”), which shall be deemed earned as of entry of the Interim DIP Order and shall be due at the Term Loan Maturity Date; and (ii) a non-refundable commitment fee of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Final Term Loan Commitment Fee” and, together with the Initial Term Loan Commitment Fee, the “Term Loan Commitment Fees”), which shall be deemed earned as of entry of the Final DIP Order and shall be due at the Term Loan Maturity Date; provided, that the Term B Final Payment (as defined in the Prior Loan Agreement) shall be waived as of the entry of the Final DIP Order (which, for the avoidance of doubt, shall authorize the Borrower’s repayment in full of the Prior Obligations and approve the Final Term Loan Commitment Fee).

(b)Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Petition Date, when due (or, if no stated due date, upon demand by Bank).

Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement pursuant to its terms or the suspension or termination of Bank’s obligation to make loans and advances hereunder pursuant to the terms hereof.  Bank may deduct amounts owing by Borrower under the

Exhibit 10.1

clauses of this Section 2.3 pursuant to the terms of Section 2.4(c).  Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.3.

2.4Payments; Application of Payments; Debit of Accounts.

(a)All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due.  Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied.  Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due; provided, that Bank shall first debit the Designated Deposit Account.  These debits shall not constitute a set-off.

2.5Withholding.

(a)Defined Terms.  For purposes of this Section 2.5, the term “applicable law” includes FATCA.

(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax from any such payment, then Borrower (or applicable withholding agent) shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.5(b)), Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Bank timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by Borrower.  Borrower shall indemnify Bank within ten (10) days after receipt by Borrower of written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.5(d)) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Bank, shall be conclusive absent manifest error.

(e)Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.5, Borrower shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

(f)Status of Lenders.

(i) Bank, and any other Person holding a beneficial interest in the right to make the Term Loan Advance, if entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Bank and any other Person holding a beneficial interest in the right to make the Term Loan Advances, if reasonably requested by Borrower, shall deliver

Exhibit 10.1

such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Bank or such other Person is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in subparagraphs (ii)(A), (ii)(B) and (ii)(D) of this Section 2.5(f)) shall not be required if in the reasonable judgment of Bank or any other Person holding a beneficial interest in the right to make the Term Loan Advances such completion, execution or submission would subject Bank or such other Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Bank or of such other Person.

(ii)Without limiting the generality of the foregoing,

(A)if requested by Borrower, Bank or any such other Person holding a beneficial interest in the right to make the Term Loan Advances that is a US Person shall deliver to Borrower on or prior to the date on which such other Person acquires a beneficial interest in the right to make the Term Loan Advances (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that Bank or such other Person is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such Foreign Lender acquires a beneficial interest in the right to make the Term Loan Advances (and from time to time thereafter upon the reasonable request of Borrower), executed copies of the applicable IRS Form W-8, duly completed, together with such supplementary documentation as may be prescribed by applicable law (or reasonably requested by Borrower, including a customary “non-bank” certificate) to permit Borrower to determine the withholding or deduction required to be made;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender acquires a beneficial interest in the right to make the Term Loan Advances (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D)if a payment made to Bank or any other Person holding a beneficial interest in the right to make the Term Loan Advances would be subject to U.S. federal withholding Tax imposed by FATCA if Bank or such other Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Bank or such other Person shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Bank or such other Person has complied with the obligations imposed by FATCA on Bank or such other Person or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Petition Date.

Bank and any such other Person holding a beneficial interest in the right to make the Term Loan Advances agree that if any form or certification it previously delivered expires or

Exhibit 10.1

becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(g)Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.5 (including by the payment of additional amounts pursuant to this Section 2.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival.  Each party’s obligations under this Section 2.5 shall survive the termination of this Agreement and the Loan Documents.

3.CONDITIONS OF LOANS

3.1Conditions Precedent to Initial Term Loan Advances.  Unless otherwise waived by the Bank, the Bank’s obligation to make an Initial Term Loan Advance is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)the entry of the Interim DIP Order shall have occurred not later than three (3) business days following the Petition Date;

(b)duly executed signatures to the Loan Documents;

(c)a secretary’s corporate borrowing certificate of Borrower with respect to Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(d)duly executed signatures to the completed Borrowing Resolutions for Borrower;

(e)Bank shall have received the Initial Budget prepared in good faith based upon assumptions believed to be reasonable when made and when delivered, reasonably satisfactory in all respects to Bank.

(f)Borrower shall have filed the Sale Motion with the Bankruptcy Court requesting, among other things, approval of the sale process for the Sale;

(g)this Agreement and the other Loan Documents shall, upon entry of the Interim DIP Order, be effective to create in favor of Bank legal, valid and enforceable first priority Lien upon all Collateral;

(h)[Reserved];

(i)certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(j)evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

Exhibit 10.1

(k)payment of the Bank Expenses then due as specified in Section 2.3 hereof and as set forth in an invoice delivered to Borrower prior to the date of funding of the Initial Term Loan Advance;

(l)[Reserved]; and

(m)all (i) “first day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Interim DIP Order (including, for the purposes of the “cash management order,” a bridge order authorizing continued use of the Borrower’s current cash management systems until a hearing with respect to a final cash management order) shall have been entered by the Bankruptcy Court and shall be reasonably satisfactory in form and substance to the Bank and (ii) to the extent available for Bank review at that time, forms of “second day orders” shall be reasonably satisfactory in form and substance to the Bank.

3.2Conditions Precedent to Final Term Loan Advances.  Unless otherwise waived by the Bank, the Bank’s obligation to make a Final Term Loan Advance is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)the entry of the Final DIP Order shall have occurred not later than thirty (30) days following the Petition Date;

(b)all material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final DIP Order, including a final cash management order, shall have been entered by the Bankruptcy Court, and all pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to the Bank; and

(c)Bank shall have received when due a current Budget prepared in good faith based upon assumptions believed to be reasonable when made and when delivered, reasonably satisfactory in all respects to Bank.

3.3Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)the applicable Financing Order shall be in full force and effect and shall not have been modified or amended (unless otherwise approved by Bank), reversed, stayed or subject to a motion for reargument or reconsideration;

(b)except as otherwise provided in Section 3.5, timely receipt of an executed Payment/Advance Form;

(c)the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(d)Bank determines in the exercise of its reasonable discretion that a Material Adverse Change has not occurred.

3.4Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s reasonable discretion.

3.5Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, other than in connection

Exhibit 10.1

with the first Initial Term Loan Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time at least two (2) Business Days prior to the proposed Funding Date of the Credit Extension.  Together with any such electronic or facsimile notification (which shall not be required in connection with the first Initial Term Loan Advance), Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by an Authorized Signer.  Bank may rely on any telephone notice given by a person whom Bank reasonably believes is an Authorized Signer.  Bank shall credit the Credit Extensions to the Designated Deposit Account.  Bank may make Credit Extensions under this Agreement based on instructions from an Authorized Signer or without instructions if the Credit Extensions are necessary to meet Obligations which have become due.

4.Grant of SUPERPRIORITY CLAIM AND SECURITY INTEREST

4.1Grant of Superpriority Claim and Security Interest.  Borrower warrants and covenants that, subject only to the Carve Out and the KEIP/KERP Plan Amount, upon the entry of the applicable Financing Order, the Obligations of Borrower under the Loan Documents shall at all times constitute a Superpriority Claim against the Borrower and its estate in the Chapter 11 Case having priority, pursuant to Section 364(c)(1) and 507(b) of the Bankruptcy Code, over the other administrative claims of any person or entity, including, without limitation any claims under Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (upon entry of the Final DIP Order), 507(a), 507(b), 546(c), 546(d), 726 (to the extent permitted by law), 1113 and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code, and which shall at all times be, subject to the Carve Out and the KEIP/KERP Plan Amount, senior to the rights of Borrower, Borrower’s estate, any trustee or successor trustee to the extent permitted by law, or any other creditor in the Chapter 11 Case.

Pursuant to Section 364 of the Bankruptcy Code and the Loan Documents, the Liens of Bank hereunder shall at all times be secured by, and Borrower hereby grants to Bank, to secure the payment and performance in full of all of the Obligations, and pledges to Bank, a continuing, valid, binding, enforceable, non-avoidable and automatically properly perfected priming first priority post-petition Lien, which Lien shall be subject only to the payment of the Carve Out and the KEIP/KERP Plan Amount, on all existing and after acquired real and personal property and other assets of Borrower, tangible and intangible, whether now owned by or owing to, or hereafter acquired by or arising in favor of Borrower, whether owned or consigned by or to, or leased from or to Borrower and regardless of where located, including, without limitation, the items listed on the attached Exhibit A (collectively, the “Collateral”).

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected Lien on the Collateral granted herein.  The Collateral may also be subject to Permitted Liens.

If this Agreement is terminated, Bank’s Lien on the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.  In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the Lien granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any.  In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating  to such  Letters of Credit.

4.2[Reserved]

4.3No Avoidance, Subordination or Modification

4.4.  Borrower’s Obligations and the Liens granted to the Bank hereunder shall not be subject to avoidance, subordination or modification under any provision of the Bankruptcy Code or applicable law, and all claims and Liens arising under this Agreement and the other Loan Documents shall constitute allowed claims and Liens against Borrower and its estate that are valid, binding and enforceable against Borrower and Borrower’s estate, and all claims, defenses, offsets to such obligations shall be

Exhibit 10.1

waived, and, subject to the applicable challenge periods set forth in the Financing Order, all persons and entities shall be barred from asserting any such claims, defenses or offsets to such allowed claim. The Obligations under this Agreement and the Liens in the Collateral securing the Obligations shall not be subject to, and Borrower hereby waives the right to, surcharge the same pursuant to Section 506(c) of the Bankruptcy Code upon entry of the Final DIP Order, and such Obligations and Liens shall not be subject to, and Borrower shall waive the right to assert any rights under Sections 552 of the Bankruptcy Code with respect to the Bank or the Collateral.

4.5Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to the extent the Bank deems such filings to be necessary or desirable.   Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

4.6No Discharge; Survival of Claims.  Pursuant to Section 1141(d)(4) of the Bankruptcy Code, Borrower hereby waives any discharge of the Obligations with respect to any plan of reorganization that shall not provide for the payment in full in cash of the Obligations (other than contingent indemnification and reimbursement Obligations not yet due) under this Agreement.  Borrower hereby agrees that the Superpriority Claims and Liens granted to the Bank pursuant to the Interim DIP Order or the Final DIP Order shall not be affected in any manner by the entry of an order confirming a plan of reorganization.

5.REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1Due Organization, Authorization; Power and Authority.  Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  Borrower previously delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate” dated as of February 26, 2018 (as amended, the “Perfection Certificate”).  Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) as of February 26, 2018, all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the date hereof to the extent such updates result from actions, transactions, circumstances or events not prohibited by this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect (or are being obtained pursuant to Section 6.1(b))) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2Collateral.  Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates.  The Accounts are bona fide, existing obligations of the Account Debtors.

Exhibit 10.1

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) licenses not prohibited hereunder, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent (other than patent applications) which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate or with respect to which notice is provided under Section 6.7(b), Borrower is not a party to, nor is it bound by, any Restricted License.

5.3Litigation.  Other than as set forth in the Perfection Certificate or as disclosed pursuant to Section 6.2(d), there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages payable by Borrower, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000.00).

5.4Financial Statements.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.

5.5[Reserved].

5.6Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to obtain such consents, approvals or authorizations, make such declarations or filings, or give all notices could not reasonably be expected to have a material adverse effect on Borrower’s business.

5.7Subsidiaries; Investments.  Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.8Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required Tax returns and reports, and Borrower has timely paid all foreign, federal, state and local Taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such Taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000.00).

To the extent Borrower defers payment of any contested Taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested Taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional Taxes becoming due and payable by Borrower in excess of Fifty Thousand Dollars ($50,000.00).  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from

Exhibit 10.1

participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9Use of Proceeds.  Borrower shall use Fifteen Million Dollars ($15,000,000.00) of the proceeds of the Term Loan Advances to repay the Prior Obligations, upon entry of the Final DIP Order and in accordance with the terms of this Agreement, and shall use the other Term Loan Advances and proceeds of all other Credit Extensions as working capital and to fund the Bank Expenses and its general business requirements and not for personal, family, household or agricultural purposes.  Except as set forth in the Budget or the Carve Out, no Collateral or proceeds thereof shall be used for the payment of Case Professionals so long as the Obligations remain outstanding.

5.10Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

5.12Financing Order.  The Financing Order is in full force and effect is not subject to a pending appeal or motion for leave to appeal or other proceeding to set aside such order and has not been reversed, modified, stayed or vacated.

6.AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1Government Compliance.

(a)Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a Lien to Bank in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2Financial Statements, Reports, Certificates.  Provide Bank with the following:

(a)Monthly Operating Reports.  Contemporaneously with delivery to the United States Trustee, copies of all monthly operating reports and supporting documentation.

(b)Other Statements.  Within five (5) days of delivery, copies of all material statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt, in each case other than solely in their capacities as members of the Board;

(c)SEC Filings.  Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

Exhibit 10.1

(d)Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000.00) or more;

(e)Other Financial Information.  Other financial information reasonably requested by Bank;

(f)Government Notices.  Deliver to Bank, within ten (10) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or on the operations of Borrower or any of its Subsidiaries;

(g)Beneficial Ownership Information.  Prompt written notice of any changes to the beneficial ownership information set out in Section 15 of the Perfection Certificate.  Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;

(h)Budget.  Attached as Exhibit C is Borrower's Initial Budget, which has been approved by Bank.  Beginning on the first Friday following the Petition Date, and then no later than the Friday of each subsequent calendar week, Borrower shall deliver to Bank an updated, proposed Budget (each, a “Proposed Budget”) for the following 13-week period, which shall be in form and substance reasonably satisfactory to Bank (it being agreed that using a form similar to Exhibit C shall be acceptable). A Proposed Budget shall become the new Budget upon approval by the Bank (which must be in writing) and, if no such approval is received, the prior approved Budget shall continue in place and Bank and Borrower shall negotiate in good faith regarding the terms of the Proposed Budget.  Borrower shall not permit the amount of its actual disbursements (excluding payment of all Bank Expenses) for any week to exceed one hundred fifteen percent (115.0%) of the disbursements shown in the Budget for such week and on an aggregate basis, and Borrower shall not permit the actual cash receipts for any week to be less than eighty-five percent (85.0%) of the cash receipts shown in the Budget for such week and on an aggregate basis (the “Budget Variances”).  Borrower shall also deliver with each updated Budget a variance report reflecting on a line item and an aggregate basis, Borrower’s actual unrestricted cash receipts and cash disbursements compared to the Budget for such immediately preceding week and for the period commencing on the Petition Date through and including the end of the week immediately preceding the date of the variance report.  For the avoidance of doubt, for purposes of calculating the Budget Variances, any unused amounts set forth in the Budget for any period of determination may be carried forward and used during subsequent periods; and

(i)Case Professional Fees and Expenses.  Upon Bank’s request, estimated summaries regarding all accrued and unpaid expenses of all Case Professionals, together with a reconciliation report comparing the same to the amounts set forth in the Budget for such Cash Professional (or category of Case Professional).

6.3Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the date hereof or as is customary for companies similar in size, business and location to Borrower.  Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000.00).

6.4Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required Tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local Taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any Taxes contested pursuant to the terms of Section 5.8 hereof and taxes with respect to which the amount does not exceed the amount set forth in Section 5.8, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5Insurance.

(a)Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee.  All liability policies shall show, or have endorsements showing, Bank as an additional

Exhibit 10.1

insured.  Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000.00) with respect to any loss, but not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate for all losses under all casualty policies in any one (1) year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (x) shall be of equal or like value as the replaced or repaired Collateral and (y) shall be deemed Collateral in which Bank has been granted a first priority Lien, and (i) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

(c)At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments.  Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice (except for non-payment, which shall be ten (10) days prior written notice) before any such policy or policies shall be canceled.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6Operating Accounts.

Maintain all of its and its Subsidiaries’ operating, depository, and securities/investment accounts with Bank and Bank’s Affiliates.

6.7Protection and Registration of Intellectual Property Rights.

(a)(i) Protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)To the extent not already disclosed in writing to Bank, if Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected Lien in favor of Bank in such property.  If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected Lien in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Bank to perfect and maintain a first priority perfected Lien on such property.

(c)Provide written notice to Bank within the later of ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Borrower shall take such commercially reasonable steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a Lien in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of

Exhibit 10.1

a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.8Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement pursuant to its terms, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.9Access to Collateral; Books and Records.  Allow Bank, or its agents, at reasonable times during regular business hours, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books.  Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary.  The foregoing inspections and audits shall be at Borrower’s expense.  In the event Borrower and Bank schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to reschedule the audit with less than eight (8) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of Two Thousand Dollars ($2,000.00) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.10Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien on the Collateral or to effect the purposes of this Agreement.

6.11Formation or Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the date hereof, Borrower shall (a) cause such new Subsidiary to provide to Bank either a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder or a secured Guaranty to cause such Subsidiary to be a secured Guarantor under this Agreement, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), provided that any Foreign Subsidiary shall not be required to become a co-borrower or secured Guarantor, (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, provided that, with respect to stock, units, or other evidence of ownership held by Borrower in any Foreign Subsidiary, Borrower shall not be required to grant or pledge a security interest to Bank in more than sixty-five percent (65.0%) of such stock, units, or other evidence of ownership held by Borrower in such Foreign Subsidiary, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including, as Bank may deem necessary, one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12Investment Banker; Financial Advisor.

(a)On the Petition Date, the Borrower will file a motion, in form and substance reasonably satisfactory to Bank, seeking authorization under applicable sections of the Bankruptcy Code to employ:

(i)Cassel Salpeter & Co., LLC or another investment banker satisfactory to Bank (the “Investment Banker”), under similar terms and conditions as those under which Cassel Salpeter & Co., LLC has been retained under that certain Investment Banking Agreement dated April 2, 2019 (the “Investment Banker Agreement”) , and

(ii)Meru, LLC or another financial advisor satisfactory to Bank (the “Financial Advisor”), under similar terms and conditions as those under which Meru, LLC has been retained under that certain engagement letter dated April 2, 2019 (the “Consulting Services Engagement Letter”), to be Debtor’s financial adviser, which retention shall include making Nick Campbell, or another professional satisfactory to Bank, under similar terms and conditions as those set forth in the Consulting Services Engagement Letter with respect to Mr. Campbell, available to be interim chief restructuring officer of Borrower.

Exhibit 10.1

(b)Borrower will continue to employ an Investment Banker and Financial Advisor or chief restructuring officer pursuant to the terms of Section 6.12(a) at all times during the Case, provided that upon the resignation or termination of an Investment Banker, Financial Advisor or chief restructuring officer, Borrower will have five (5) Business Days to seek court authorization to retain another Financial Advisor or chief restructuring officer, as applicable.

(c)Borrower and each of its Subsidiaries hereby authorizes the Investment Banker and Financial Advisor retained by Borrower to communicate directly with Bank and its professionals and advisors regarding Borrower and its Subsidiaries and any matters within the scope of its work related thereto.

(d)Borrower and its Subsidiaries shall cooperate with the Bank and its respective professionals and advisors and provide assistance with any and all diligence reasonably requested thereby, including, but not limited to, providing Bank and its counsel and advisors with prompt reasonable access from time to time, upon prior request, to (w) the Investment Banker and the Financial Advisor retained by Borrower pursuant hereto, (x) all related diligence materials and work product, including written reports provided by such Investment Banker and Financial Advisor to Borrower as may be reasonably requested by Bank (other than any such materials and reports determined by Borrower or its counsel to be subject to the work-product doctrine or attorney-client privilege), (y) Borrower and its Subsidiaries' respective property, business locations and books and records during regular business hours (as long as such access does not unreasonably interfere with or disrupt normal business activities), and (z) such other available information as Bank or its respective professionals or advisers shall reasonably request.

6.13Bankruptcy Matters.  Borrower will:

(a)contemporaneously with the filing thereof, deliver to Bank copies of all pleadings, motions, applications, financial information and other papers and documents filed by Borrower in the Case, which copies of such papers and documents may be provided to or served on Bank’s counsel; and

(b)as long as Bank is not a bidder for such Collateral, contemporaneously with the receipt thereof, deliver to Bank copies of all letters of intent, expressions of interest, offers to purchase or draft purchase agreements (together with subsequent drafts) with respect to any of the Collateral.

6.14Milestones. Borrower will perform and deliver each of the items set forth in Schedule 6.14 on or before the dates specified therein with respect to such items.

6.15Payment of Post-Petition Obligations.  Pay all actual and necessary material business expenses in accordance with the Budget, to the extent of funds available in the Budget for such purpose, as and when due.

6.16Borrower’s Leases.  Within 90 days of the Petition Date, Borrower shall submit, and shall use commercially reasonable efforts to ensure that the Bankruptcy Court shall grant, a motion to extend the period in which Borrower can assume or reject its (and its Affiliate’s) leases of non-residential real property until at least 210 days from the Petition Date, unless Borrower determines, in its reasonable business judgment to reject its lease.

7.NEGATIVE COVENANTS

Prior to the date on which the Obligations have been paid in full, Borrower shall not do any of the following without Bank’s prior written consent:

7.1Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; and (b) of worn-out, surplus or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower.

7.2Changes in Business, Management Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower within ten (10) days after such Key Person’s departure from Borrower; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least twenty (20) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral

Exhibit 10.1

valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate (other than with respect to Collateral in transit or Collateral with customers or clients of Borrower in the ordinary course of business), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000.00) to a bailee (and such Collateral is not Collateral in transit or Collateral with customers or clients of Borrower in the ordinary course of business), and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower shall use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank.

7.3Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary). A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the priming first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7Distributions; Investments.  Pay any dividends or make any distribution or payment or redeem, retire or purchase any of Borrower or any Guarantor’s capital stock, provided that Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof.

7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9Subordinated Debt. Make or permit any payment on any Subordinated Debt.

7.10Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

Exhibit 10.1

7.11Cash Collateral.  Subject to the Budget Variances, Borrower shall not use any cash Collateral (including proceeds of the Term Loan Advances), or pay or incur any expenses, liabilities or obligations in an amount greater than shown in the Budget, or prior to the week shown in the Budget.

7.12Financing Order. Prior to the date on which the Obligations have been paid in full, Borrower will not:

(a)seek, consent to or suffer to exist at any time any modification, stay, vacation or amendment of the Financing Order, except for modifications and amendments joined in or agreed to in writing by Bank;

(b)seek the use of “Cash Collateral” (as defined in the Financing Order) in a manner inconsistent with the terms of the Financing Order without the prior written consent of Bank;

(c)suffer to exist at any time a priority for any administrative expense or unsecured claim against Borrower (now existing or hereafter arising of any kind or nature whatsoever), including, without limitation, any administrative expenses of the kind specified in Sections 105, 326, 328, 503((b), 506(c), 507(a), 507(b), 546(c), 552(b), 726 and 1114 of the Bankruptcy Code) or any claim which is equal or superior to the Superpriority Claim of Bank;

(d)directly or indirectly seek, consent or suffer to exist at any time after the date hereof any Lien on any properties, assets or rights except for Permitted Liens; or

(e)pay any administrative expenses, except administrative expenses incurred in the ordinary course of business of Borrower and set forth in the Budget; provided, however, that notwithstanding the foregoing, Borrower shall be permitted to pay as the same may become due and payable (i) administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business and to the extent otherwise authorized under the Budget and not in conflict with the Financing Order, and (ii) compensation and reimbursement of expenses to professionals allowed and payable under Sections 330 and 331 of the Bankruptcy Code to the extent permitted by the Budget and not in conflict with the Financing Order.

7.13Budget Variances.  Borrower shall not exceed the Budget Variances without the consent of Bank.

8.EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2Covenant Default.

(a)Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7(b), 6.11, 6.12, 6.13, 6.14, 6.15, or 6.16, or violates any covenant in Section 7; or

(b)Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants (if any) or any other covenants set forth in clause (a) above;

8.3Material Adverse Change.  A Material Adverse Change occurs;

8.4Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) in excess of One Hundred Thousand

Exhibit 10.1

Dollars ($100,000.00), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5[Reserved].

8.6Other Agreements.  There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default occurring after the Petition Date resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000.00), if such default is not being disputed in good faith by Borrower or is otherwise not subject to the automatic stay; or (b) any breach or default by Borrower  occurring after the Petition Date and which is not being disputed in good faith by Borrower or is otherwise not subject to the automatic stay, the result of which could have a material adverse effect on Borrower’s business,; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Bank be materially less advantageous to Borrower or any Guarantor.

8.7Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, in each case other than pursuant to its terms, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement; or

8.10Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) cause, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval

Exhibit 10.1

in any other jurisdiction; provided, however, that notwithstanding anything to the contrary, the suspension or delisting of Borrower’s stock by Nasdaq or any other exchange shall not be an Event of Default.

8.11Bankruptcy Defaults:

(a)the Final DIP Order is not entered within thirty (30) days (or such other period as Bank may agree to in writing with Borrower) following the Petition Date; or any Financing Order is stayed, revised, revoked, remanded, rescinded, amended, reversed, vacated, or modified in any manner not acceptable to Bank;

(b)Borrower or any of its Affiliates shall file or consent to the filing of a pleading seeking to modify or otherwise alter the Interim DIP Order or the Final DIP Order without the prior consent of Bank;

(c)(i) an order shall be entered by the Bankruptcy Court appointing a trustee under Section 1104 of the Bankruptcy Code, or an examiner with enlarged powers relating to the operation of the business of Borrower under Section 1106(b) of the Bankruptcy Code or (ii) the Borrower’s exclusive rights to file and solicit acceptances for a plan shall terminate without the prior consent of Bank;

(d)(A) Borrower shall attempt to invalidate, reduce or otherwise impair the Liens of Bank, of Bank’s claims or rights against Borrower or any of its Subsidiaries or to subject any Collateral to assessment pursuant to Section 506(c) or 552(b) of the Bankruptcy Code, (B) any Lien or Superpriority Claim created by this Agreement, the Prior Loan Agreement, or the Financing Order shall, for any reason, cease to be valid or (C) any action is commenced by or on behalf of the Borrower or any of its Subsidiaries which contests the validity, perfection or enforceability of any of the Liens of Bank created by this Agreement, the Prior Loan Agreement or the Financing Order;

(e)Borrower or any of its Affiliates shall file or consent to the filing of a motion seeking to dismiss the Case or convert the Case to a case under chapter 7 of the Bankruptcy Code or an order with respect to the Case shall be entered by the Bankruptcy Court dismissing the Case or converting the Case to a case under chapter 7 of the Bankruptcy Code;

(f)any chapter 11 plan is filed in the Case, or an order shall be entered by the Bankruptcy Court confirming a chapter 11 plan in the Case, that does not provide for the termination of this Agreement and, if in effect at such time, the Prior Loan Agreement and the payment in full in cash of the Obligations, and, if any remain, the Prior Obligations and any Reinstated Prior Obligations on or before the effective date of such plan;

(g)without the express prior written consent of Bank, any sale of, or motion by Borrower to sell, a material portion of its assets pursuant to Section 363 of the Bankruptcy Code that does not provide sufficient proceeds to cause the payment in full of the Obligations, the Prior Obligations and Reinstated Prior Obligations;

(h)an order shall be entered in the Case without the express prior written consent of Bank, except as contemplated herein, (i) to revoke, vacate, reverse, stay, modify, supplement or amend this Agreement and the transactions contemplated hereby, any Loan Document or the Financing Order, or (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority equal or superior to the priority of Bank in respect of the Obligations;

(i)an order shall be entered in the Case granting of relief from the automatic stay to permit a third party to foreclose or enforce on assets of Borrower that have a value that exceeds Fifty Thousand Dollars ($50,000.00) in the aggregate;

(j)a motion shall be filed by Borrower seeking authority, or an order shall be entered in the Case (other than, for the avoidance of doubt, any motion or order permitting insurance premium financing agreements, which must be in form and substance acceptable to Bank), that (A) permits Borrower to incur Indebtedness secured by any claim under Section 364(c)(1) of the Bankruptcy Code or by a Lien pari passu with or superior to the Lien granted under the Loan Documents and Sections 364(c)(2) or (d) of the Bankruptcy Code, unless (1) all of the Obligations, Prior Obligations and Reinstated Prior Obligations, without duplication,  have been paid in full at the time of the entry of any such order and all Commitments terminated, (2) the Obligations, Prior Obligations and Reinstated Prior Obligations, without duplication, are paid in full with such debt and all commitments terminated, or (3) such Indebtedness is subject to an intercreditor agreement in form and substance satisfactory to Bank in its sole discretion or (B) permits Borrower or any Subsidiary of Borrower the right to use Collateral other than in accordance with the terms of the Financing Order, unless all of the Obligations, Prior Obligations, Reinstated Prior Obligations, without duplication, shall have been paid in full and all commitments terminated;

Exhibit 10.1

(k)proceeds of any sale of all or substantially all assets of Borrower, other than the Wind Down Amount, the Carve Out, and the KEIP/KERP Plan Amount are not directly remitted to Bank at the closing thereof, and the Obligations, Prior Obligations, and Reinstated Prior Obligations (excluding the amount of the Wind Down Amount, the Carve Out and the KEIP/KERP Plan Amount), without duplication, are not paid in full in accordance with the terms of this Agreement from such proceeds;

(l)any motions by Borrower to sell Collateral or approve procedures regarding the same, any plan or disclosure statement filed by Borrower or supplements or amendments thereto, or any orders approving or amending any of the foregoing, are not in form and substance acceptable to Bank in its reasonable discretion;

(m)the automatic stay terminates or expires (other than an order granting of relief from the automatic stay to permit a third party to foreclose or enforce on assets of Borrower that have a value that is Fifty Thousand Dollars ($50,000.00) or less in the aggregate), unless all of the Obligations, Prior Obligations, and Reinstated Prior Obligations shall have been paid in full;

(n)[reserved];

(o)(A) Borrower, any Subsidiary of Borrower, or any of their respective Affiliates challenges the extent, validity or priority of the Obligations, the Prior Obligations or the Reinstated Prior Obligations or the application of any payments or collections received by Bank to the Obligations, the Prior Obligations or the Reinstated Prior Obligations or (B) any other Person challenges the extent, validity or priority of the Obligations, the Prior Obligations or the Reinstated Prior Obligations or the application of any payments or collections received by Bank to the Obligations, the Prior Obligations or the Reinstated Prior Obligations and, in the case of this subclause (B), such challenge is not resolved in a manner reasonably satisfactory to Bank by the later of the expiration of any applicable challenge period set forth in the Financing Order and forty-five (45) days following  the assertion of such challenge;

(p)(A) Borrower, any Subsidiary of Borrower, or any of their respective Affiliates challenges the validity, extent, perfection or priority of any Liens granted in the Collateral to secure the Obligations, the Prior Obligations or the Reinstated Prior Obligations or (B) any other Person challenges the validity, extent, perfection or priority of any Liens granted in the Collateral to secure the Obligations, the Prior Obligations or the Reinstated Prior Obligations and, in the case of this subclause (B), such challenge is not resolved in a manner reasonably satisfactory to Bank by the later of the expiration of any applicable challenge period set forth in the Financing Order and forty-five (45) days following  the assertion of such challenge;

(q)(i) Bank or the Collateral are surcharged or (ii) Borrower seeks to surcharge Bank or the Collateral, pursuant to Sections 105, 506(c), 552 or any other section of the Bankruptcy Code or (iii) the extent of the Liens on Collateral are otherwise limited by any such section of the Bankruptcy Code;

(r)payment of or granting adequate protection with respect to pre-petition debt (other than to Bank);

(s)Borrower shall fail to maintain sufficient projected borrowing capacity under this Agreement to pay all accrued administrative obligations and other administrative claims when due, subject to funds being included in the Budget for such purpose;

(t)[reserved];

(u)any willful and uncured violation by Borrower of the terms of the Financing Order;

(v)within the 13-week period covered by a Budget, the Bank, using commercially reasonable discretion, does not approve of a Proposed Budget becoming the new Budget in accordance with Section 6.2(h) hereof;

(w)(i) Borrower deposits any funds (or allow any funds to be deposited) into the “Adequate Assurance Account” (as defined in any order approving adequate assurance procedures under § 366 of the Bankruptcy Code, which must be in form and substance acceptable to Bank and may only be amended or modified with Bank’s prior consent (the “Utilities Order”) unless such funds are deposited for purposes of adequate assurance deposits in favor of utilities providers or are otherwise required by the Utilities Order and contemplated by the Budget or (ii) Borrower uses any funds deposited in the Adequate Assurance Account in a manner inconsistent with the Utilities Order or the Budget without Bank’s prior consent; or

(x)any order is entered by the Bankruptcy Court sustaining any objection or challenge of any kind or nature to the validity, priority, or amount of the Liens or the Obligations, Prior Obligations or Reinstated Prior

Exhibit 10.1

Obligations held by Bank, including with respect to an action to recharacterize or subordinate any Liens or claims of Bank against Borrower.

9.BANK’S RIGHTS AND REMEDIES

9.1Rights and Remedies.  Upon five (5) Business Days’ written notice (a “Remedies Notice”) of the occurrence of an Event of Default (the “Remedies Notice Period”), in each case delivered in accordance with the Financing Order, unless the Bankruptcy Court orders otherwise, the automatic stay under Section 362 of the Bankruptcy Code will be automatically lifted to allow Bank to take any and all actions permitted by the Loan Documents and applicable law, as if no case were pending under the Bankruptcy Code. Prior to the expiration of the Remedies Notice Period, Borrower, United States Trustee, and/or the Creditors’ Committee may contest the existence or continuation of an Event of Default, or Bank’s right to assert remedies in connection with an Event of Default set forth in a Remedies Notice, by filing of an expedited motion in the Bankruptcy Court. Nothing in this paragraph shall limit the ability of Borrower and other parties-in-interest to timely request any such expedited hearing on a motion seeking such a finding, and Bank hereby consents to the conduct of such expedited hearing (but not to the relief being sought therein).  Upon the transmittal of a Remedies Notice:

(a)Borrower shall have no right to use any proceeds of the Collateral other than to satisfy the Obligations, the Carve Out and KEIP/KERP Plan Amount; provided, that, Borrower shall be permitted to use cash collateral (as defined in the Bankruptcy Code) to pay its employees ordinary wages accrued up to and including the date of service of the Remedies Notice;

(b)any obligation otherwise imposed on Bank to provide any loan or advance to Borrower pursuant to this Agreement or the Financing Order shall be suspended (pending the outcome of a hearing conducted under this Agreement and the Financing Order), and any loan or advance made thereafter shall be made by Bank in its sole and exclusive discretion;

(c)the Bank shall have the right to demand that Borrower (i) deposit cash with Bank in an amount equal to at least (x) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (y) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)the Bank shall have the right to terminate any FX Contracts;

(e)the Bank shall have the right to verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s Lien on such funds;

(f)the Bank shall have the right to make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Lien on the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its Lien and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)the Bank shall have the right to ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Upon the occurrence and during the continuance of an Event of Default, Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

Exhibit 10.1

(h)the Bank shall have the right to place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral; and

(i)the Bank shall have the right to demand and receive possession of Borrower’s Books.

9.2Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Uniform Commercial Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s Lien on the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations.  Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Uniform Commercial Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

Exhibit 10.1

10.NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:Achaogen, Inc.
One Tower Place, Suite 400
South San Francisco, California 94080
Attn: Chief Executive Officer
Email:bwise@achaogen.com

with a copy to:Hogan Lovells US LLP

1999 Avenue of the Stars, Suite 1400

Los Angeles, California 90067

Attn:  Richard Wynne, Esquire

Erin Brady, Esquire

Chris Bryant, Esquire

Email: rick.wynne@hoganlovells.com

erin.brady@hoganlovells.com

chris.bryant@hoganlovells.com

If to Bank:	Silicon Valley Bank 505 Howard Street, 3rd Floor San Francisco, California 94105 Attn: Sheila Colson Email: scolson@svb.com with a copy to:Morrison & Foerster LLP

200 Clarendon Street, 20th Floor

Boston, Massachusetts 02116

Attn:  David A. Ephraim, Esquire

Email: DEphraim@mofo.com

11.CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the Bankruptcy Court; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

Exhibit 10.1

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12.GENERAL PROVISIONS

12.1Termination Prior to Term Loan Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations) have been satisfied.  So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement and, any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, Bank shall not assign any interest in the Loan Documents to an operating company that is a direct competitor of Borrower or a vulture fund or a distressed debt fund.

12.3Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.  This Section 12.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.7Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other

Exhibit 10.1

circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower.  The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.10Right of Set Off.  Borrower hereby grants to Bank, a Lien and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

Exhibit 10.1

12.16Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17Release of Claims.  Subject to applicable terms of the Interim DIP Order and Final DIP Order, Borrower hereby acknowledges effective upon entry of the Interim DIP Order and again upon the entry of the Final DIP Order, that Borrower has no defense, counterclaim, offset, recoupment, cross complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of Borrower’s liability with respect to the Obligations or the Prior Obligations or to seek affirmative relief or damages of any kind or nature from Bank.  Borrower, in its own right, on behalf of its bankruptcy estate, and on behalf of all its successors, assigns, and any Person acting for and on behalf of, or claiming through them, (collectively, the “Releasing Parties”), hereby fully, finally and forever releases and discharges Bank and all of its respective past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of any from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which in each case are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Financing Order and the transactions contemplated hereby (other than breaches by Bank or any Released Party of any of their obligations under any Loan Document or the Financing Order), the Prior Loan Agreement, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing, except for any Claims and/or losses caused by such Released Party’s gross negligence or willful misconduct.  Borrower, for and on behalf of itself and the applicable Releasing Parties, acknowledges and agrees that each has been informed by Borrower’s attorney and advisors that, the release contained herein may extend to claims to which the parties do not know or suspect to exist in their favor, including claims which if known by them would have materially affected their decision to enter into the released contained herein, and notwithstanding the foregoing, hereby fully, finally, and irrevocably releases, acquits, waives and forever discharges any such unknown claims and any applicable law, statute or common law principle that, notwithstanding a general release, excludes from a general release and/or preserves claims that are not known or suspected at the time of executing the release. Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.  Borrower waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

12.18Wind Down Amount.  The Borrower and the Bank agree to negotiate in good faith to fund a wind-down of the Borrower after consummation of the Sale (it being understood that this clause does not obligate any of the parties to reach an agreement regarding the terms of a wind-down) (the amount of any such funding, the “Wind Down Amount”).

13.DEFINITIONS

13.1Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes

Exhibit 10.1

the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Uniform Commercial Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Uniform Commercial Code with such additions to such term as may hereafter be made.

“Acquisition” is (a) the purchase or other acquisition by Borrower or any Subsidiary of all or substantially all of the assets of any other Person, or (b) the purchase or other acquisition (whether by means of merger, consolidation, or otherwise) by Borrower or any Subsidiary of all or substantially all of the stock or other equity interest of any other Person.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Credit Extension request, on behalf of Borrower.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter in effect, or any applicable successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Case from time to time.

“Bankruptcy Recoveries” means any recoveries of Borrower, by settlement or otherwise, in respect of claims and causes of action to which Borrower may be entitled to assert by reason of any avoidance or other power vested in or on behalf of a debtor or the estate of a debtor under chapter 5 of the Bankruptcy Code.

“Board” means Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower Case Professionals” means those persons or firms retained by the Borrower pursuant to sections 327, 328 or 363 of the Bankruptcy Code, other than ordinary course professionals.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state Tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by

Exhibit 10.1

such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary or another authorized officer on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Budget” means the Initial Budget, and each subsequent 13-week cash flow projection prepared by Borrower in accordance with Section 6.2(h), as the same may be modified, amended, supplemented, and replaced from time to time with Bank’s prior written consent, and subject to the Budget Variances.

“Budget Variances” is defined in Section 6.2(h).

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Carve Out” means all Obligations, Prior Obligations and Reinstated Prior Obligations and the repayment of any of the foregoing, and the Liens and Superpriority Claims of Bank shall be subject to and subordinate to a carve out for payment of: (a) all fees required to be paid pursuant to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code prior to or after delivery by the Bank of a Carve Out Trigger Notice plus interest at the statutory rate, plus (b) all reasonable fees and expenses up to $20,000 incurred by a trustee under section 726(b) of the Bankruptcy Code, plus (c) subject to the Budget, all unpaid Case Professional Fees and Expenses (excluding any success or completion fees payable to the Committee Case Professionals) incurred at any time prior to delivery by the Bank of a Carve Out Trigger Notice, plus (d) Case Professional Fees and Expenses (excluding any success or completion fees payable to the Committee Case Professionals) in an aggregate amount not to exceed the applicable Carve Out Cap incurred after delivery by the Bank of the Carve Out Trigger Notice, plus (e) all earned and unpaid advisory, success, transaction, completion or other fees and expenses payable to the Investment Banker pursuant to the Investment Banker Agreement incurred at any time that are allowed by the Bankruptcy Court.

“Carve Out Cap” means an aggregate amount of Case Professional Fees and Expenses in accordance with the Budget not to exceed $250,000.00; provided, that the Carve Out Cap shall be reduced on a dollar-for-dollar basis by any payments of any Case Professional Fees and Expenses made after delivery of the Carve Out Trigger Notice in respect of fees and expenses incurred after delivery of the Carve Out Trigger Notice.

“Case” means the Borrower’s case under chapter 11 of the Bankruptcy Code that was filed in the United States Bankruptcy Court for the District of Delaware on April 15, 2019.

“Carve Out Trigger Notice” means a written notice delivered by Bank to Borrower, its counsel, the United States Trustee, and lead counsel to any Creditors’ Committee, which notice may be delivered at any time following the occurrence of any Event of Default under this Agreement.

“Case Professionals” means, collectively, Borrower Case Professionals and the Committee Case Professionals.

“Case Professional Fees and Expenses” means, all accrued and unpaid fees, disbursements, costs and expenses incurred by Case Professionals in accordance with the Budget and allowed by the Bankruptcy Court at any time; provided, that the term “Case Professional Fees and Expenses” shall not include any advisory, success, transaction, completion or other fees and expenses payable or paid to the Investment Banker.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; (d) money market funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition; and (e) any other investments held with Bank or any of Bank’s Affiliates.

Exhibit 10.1

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of  forty-nine percent (49.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) except for a change in the members of the Board resulting from the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction, during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of Borrower (unless such Subsidiary is dissolved or merged into Borrower or a secured Guarantor) free and clear of all Liens (except Liens created by this Agreement).

“Chapter 11 Case” means the Case.

“Claims” is defined in Section 12.3.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment” means Bank’s obligation to make Term Loan Advances under Section 2.1.1 in an aggregate amount not to exceed Twenty Five Million Dollars ($25,000,000.00) (which amount is inclusive of the Initial Term Loan Commitment), subject to the terms and conditions set forth in this Agreement and the Financing Order, as such amount shall be reduced by the making of Term Loan Advances under Section 2.1.1; provided that, after the delivery of the Carve Out Trigger Notice, the amount of the Commitment shall not exceed the amount of the Carve Out.

“Committee Case Professionals” means those persons or firms retained by the Creditors’ Committee pursuant to section 328 or 1103 of the Bankruptcy Code.

“Commodity Account” is any “commodity account” as defined in the Uniform Commercial Code with such additions to such term as may hereafter be made.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Uniform Commercial Code) over such Deposit Account, Securities Account, or Commodity Account.

Exhibit 10.1

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is the Term Loan Advances, or any other extension of credit by Bank for Borrower’s benefit under the Loan Documents.

“Default Rate” is defined in Section 2.2(b).

“Deposit Account” is any “deposit account” as defined in the Uniform Commercial Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the multicurrency account denominated in Dollars, account number 224 (last three digits), maintained by Borrower with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Equipment” is all “equipment” as defined in the Uniform Commercial Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Recipient or required to be withheld or deducted from a payment to Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Recipient being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Recipient with respect to an applicable interest in a Term Loan Advance pursuant to a law in effect on the date on which (i) Recipient acquires such interest in a Term Loan Advance or (ii) Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.5, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.5(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to, or official interpretations implementing such, intergovernmental agreements.

“Final DIP Order” means a Final Order of the Bankruptcy Court in substantially the form of the Interim DIP Order (with only such modifications thereto as are satisfactory in form and substance to the Bank in its sole discretion) approving the Loan Documents on a final basis.

“Final Order” means an order by the Bankruptcy Court as to which: (i)(a) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or

Exhibit 10.1

suspended, and any deadline for filing such a request that may be designated by law, statute, regulation, or rule has passed; (b) no petition for rehearing or reconsideration or application for review is pending and the time for filing any such petition or application has passed; (c) no Governmental Authority has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed; and (d) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by law, statute, regulation, or rule has passed or (ii) any applicable stay (including, without limitation, under Bankruptcy Rule 6004(h) has been waived).

“Financial Advisor” is defined in Section 6.12(a)(ii).

“Financing Order” means the Interim DIP Order and the Final DIP Order, as applicable.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Lender” means (a) if Borrower is a US Person, a Recipient that is not a US Person, and (b) if Borrower is not a US Person, a Recipient that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other Tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

Exhibit 10.1

“Initial Budget” means the cash flow projection for the thirteen-week period beginning immediately after the Petition Date prepared by Borrower in accordance with Section 6.2(h), which shall in form and substance be satisfactory to Bank in its sole discretion and shall be annexed to and approved by the Interim DIP Order.

“Insolvency Proceeding” is any proceeding by or against any Person under the Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, and operating manuals;

(c)any and all source code;

(d)any and all design rights which may be available to such Person;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interim DIP Order” shall mean an order of the Bankruptcy Court (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Bank and in accordance with the terms hereof) approving the Loan Documents on an interim basis.  The Interim DIP Order shall be in the form set forth as Exhibit D, with changes to such form as are satisfactory to the Bank, in its sole discretion.

“Initial Term Loan Commitment” means the Bank’s obligation to make Initial Term Loan Advances under Section 2.1.1 in an aggregate amount not to exceed Four Million Three Hundred Thousand ($4,300,000.000), subject to the terms and conditions set forth in this Agreement and the Interim DIP Order, as such amount shall be reduced by the making of Initial Term Loan Advances under Section 2.1.1; provided that, after the delivery of the Carve Out Trigger Notice, the amount of the Initial Term Loan Commitment shall not exceed the amount of the Carve Out.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” is all “inventory” as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Investment Banker” is defined in Section 6.12(a)(i).

“IP Agreement” is that certain Intellectual Property Security Agreement by and between Borrower and Bank dated as of the date hereof, as may be amended, modified, supplemented and/or restated from time to time.

“KEIP/KERP Plan Amount” is the aggregate amount due and owing on any date of determination to one or more individuals named in, and pursuant to, the KEIP/KERP plan of the Borrower that is approved by the Bank in writing and authorized by the Bankruptcy Court, as such plan may be amended from time to time with the written consent of the Bank; provided, that the Borrower’s proposed key employee incentive plan shall be funded only from proceeds of a sale of the Collateral that are in excess of $25,000,000.00.

“Key Person” is the Chief Executive Officer, who is Blake Wise as of the date hereof.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

Exhibit 10.1

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Interim DIP Order, the Final DIP Order, the Perfection Certificate, the IP Agreement, any Control Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations, in each case measured from and after the date hereof; provided, however, that notwithstanding anything to the contrary, none of the following shall constitute or be deemed to have caused an Event of Default, material adverse effect, or Material Adverse Change: (i) the filing and continuance of the Chapter 11 Case; (ii) a variance in disbursements or cash receipts that does not exceed the applicable Budget Variance; or (iv) the suspension or delisting of Borrower’s stock by Nasdaq or any other exchange; provided, further that Bank shall not be entitled to declare the occurrence of a Material Adverse Change prior to the conclusion of the auction described in the Sale Motion.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Term Loan Commitment Fees, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, and including, without limitation, any interest accruing after the Case begins and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the date hereof, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Payment Date” is the first (1st) calendar day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)Subordinated Debt;

(c)unsecured Indebtedness to trade creditors or unsecured Indebtedness incurred in connection with credit cards, in each case incurred in the ordinary course of business;

Exhibit 10.1

(d)Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(e)Indebtedness consisting of Permitted Investments;

(f)Indebtedness (i) consisting of the obligation to pay rent when due under real property leases entered into in the ordinary course of Borrower’s business and (ii) incurred solely in connection with deposits for real property in the ordinary course of business;

(g)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(h)Indebtedness existing on the Petition Date which is shown on the Perfection Certificate.

“Permitted Investments” are:

(a)Investments (including, without limitation, Subsidiaries) existing on the date hereof which are shown on the Perfection Certificate;

(b)(i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;

(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 6.6 of this Agreement) in which Bank has a first priority perfected Lien; and

(e)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business.

“Permitted Liens” are:

(a)Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code, and the Treasury Regulations adopted thereunder;

(b)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(c)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a Lien thereon;

(d)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; or

(e)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; or

(f)Liens existing on the Petition Date which are shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents.

Exhibit 10.1

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Petition Date” shall mean April 15, 2019.

“Prior Loan Agreement” is that certain Loan and Security Agreement between Bank and Borrower dated as of February 26, 2018.

“Prior Obligations” is defined in Section 2.1.1(a).

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Recipient” means Bank or any other Person holding a beneficial interest in the right to make the Term Loan Advance.

“Registered Organization” is any “registered organization” as defined in the Uniform Commercial Code with such additions to such term as may hereafter be made.

“Reinstated Prior Obligations” means any Prior Obligations constituting an Avoided Payment, to the extent such obligations have been reinstated, in each case, pursuant to, and subject to the requirements and terms of a Final Order of the Bankruptcy Court.

“Released Parties” has the meaning specified in Section 12.17.

“Releasing Parties” has the meaning specified in Section 12.17.

“Remedies Notice” has the meaning specified in Section 9.1.

“Remedies Notice Period” has the meaning specified in Section 9.1.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President and Chief Financial Officer of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Sale” means a sale of all or substantially all of Borrower’s assets, in each case pursuant to Section 363 of the Bankruptcy Code.

“Sale Motion” means an omnibus motion filed by Borrower requesting, among other things, the Bankruptcy Court’s approval of (a) bidding procedures with respect to the Sale, and (b) approval of the Sale; provided, that the Sale Motion shall be satisfactory to the Bank in its sole discretion.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Uniform Commercial Code with such additions to such term as may hereafter be made.

Exhibit 10.1

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Superpriority Claim” means a super-priority administrative expense claim against Borrower and its estate in the Chapter 11 Case having priority, pursuant to Section 364(c)(1) and 507(b) of the Bankruptcy Code (subject only to the payment of the Carve Out and the KEIP/KERP Plan Amount), over the other administrative claims of any person or entity, including, without limitation any claims under Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (upon entry of the Final DIP Order), 507(a), 507(b), 546(c), 546(d), 726 (to the extent permitted by law), 1113 and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code, and which shall at all times be, subject to the Carve Out and the KEIP/KERP Plan Amount, senior to the rights of Borrower, Borrower’s estate, any trustee or successor trustee to the extent permitted by law, or any other creditor in the Chapter 11 Case.

“Tax” and “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Advance” and “Term Loan Advances” are each defined in Section 2.1.1(a) hereof.

“Term Loan Commitment Fees” is defined in Section 2.3(a).

“Term Loan Maturity Date” is the earlier of (a) September 30, 2019, (b) the date of a prepayment of the Obligations under Section 2.1.1 of this Agreement, (c) the date of acceleration of the Obligations pursuant to the terms of this Agreement and Financing Order, and (d) the date on which the Sale is consummated.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Uniform Commercial Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California provided, that, to the extent that the Uniform Commercial Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Uniform Commercial Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Wind Down Amount” is defined in Section 12.18.

[Signature page follows.]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BORROWER:

ACHAOGEN, INC.

By_/s/BlakeWise______________________________

Name: Blake Wise_____________________________

Title: CEO___________________________________

BANK:

SILICON VALLEY BANK

By_/s/ Sheila Colson____________________________

Name:_Sheila Colson____________________________

Title: Managing Director_________________________

Signature Page to Loan and Security Agreement

Exhibit 10.1

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, domain names, Intellectual Property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing; and

The Bankruptcy Recoveries.

Exhibit 10.1

EXHIBIT B – LOAN PAYMENT/ADVANCE REQUEST FORM

Deadline for same day processing is Noon Pacific Time

Fax To:  Date: _____________________

Loan Payment:ACHAOGEN, INC.

From Account #________________________________To Account #__________________________________________________

(Deposit Account #)(Loan Account #)

Principal $____________________________________and/or Interest $________________________________________________

Authorized Signature:Phone Number:

Print Name/Title:

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________To Account #__________________________________________________

(Loan Account #)(Deposit Account #)

Amount of Advance $___________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:Phone Number:

Print Name/Title:

Outgoing Wire Request:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, Pacific Time

Beneficiary Name: _____________________________Amount of Wire: $

Beneficiary Bank: ______________________________Account Number:

City and State:

Beneficiary Bank Transit (ABA) #: Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank: Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: ___________________________2nd Signature (if required): _______________________________________

Print Name/Title: ______________________________Print Name/Title: ______________________________________________

Telephone #: Telephone #:

Exhibit 10.1

EXHIBIT C

BUDGET

Exhibit 10.1

EXHIBIT D

INTERIM DIP ORDER

Exhibit 10.1

Schedule 6.14 – Milestones

1.	No later than three (3) Business Days after the Petition Date, or such later date as may be consented to by Bank, Borrower will have obtained entry of the Interim DIP Order.
2.	No later than one (1) Business Day after the Petition Date, or such later date as may be consented to by Bank, Borrower will have filed the Sale Motion.
3.	No later than thirty (30) days after the Petition Date, or such later date as may be consented to by Bank, Borrower will have obtained entry of the Final DIP Order.
4.

No later than twenty five (25) days after the Petition Date, or such later date as may be consented to by Bank, Borrower will have obtained entry of a Final Order approving bidding procedures for the Sale.

5.

No later than forty five (45) days after the Petition Date, or such later date as may be consented to by Bank, Borrower will have completed the marketing process described in the Sale Motion and selected a stalking horse bidder, if any, for an auction.

6.	No later than sixty (60) days after the Petition Date, or such later date as may be consented to by Bank, Borrower will have conducted the auction described in the Sale Motion.
7.	No later than sixty five (65) days after the Petition Date, or such later date as may be consented to by Bank, Borrower will have obtained entry of a Final Order approving the Sale.
8.

No later than seven (7) days after the entry of the Final Order approving the sale, or such later date as may be consented to by Bank, Borrower will have consummated the Sale and use cash proceeds at the closing thereof to cause, without duplication, all Obligations and Prior Obligations to be paid in full, in cash, on a final and indefeasible basis, subject to the provisions of the Financing Order.